Putnam Absolute Return 700

10/31/17 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74U1	Class A   21,311
	Class B    1,948
	Class C   12,664
	Class M      420

74U2	Class P    7,209
     Class R      378
     Class R6     728
     Class Y   50,226

74V1	Class A   12.34
	Class B   11.95
     Class C   11.93
	Class M   12.06

74V2	Class P   12.42
     Class R   12.16
     Class R6	12.45
     Class Y	12.40

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.